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                                                                 EXHIBIT 10.20.3

                                PAYMENT AGREEMENT

     THIS AGREEMENT ("Agreement") is effective this 4th day of August, 2005, and is made by and between Epixtar International Contact Center Group, Inc. ("Epixtar") and DDM Consulting, Inc. ("DDM").

WHEREAS, Epixtar and DDM entered into a Consultant Services Agreement dated November 29, 2004, pursuant to which Epixtar is to pay DDM a commission on certain clients introduced to Epixtar by DDM and accepted by Epixtar as its client;

WHEREAS, as of the effective date of this Agreement, the outstanding balance of commissions owed to DDM by Epixtar is Six Hundred Twenty-Nine Thousand One Hundred Seventy Five Dollars ($629,175.00) (the "outstanding balance");

WHEREAS, the parties have mutually agreed to set forth new terms for the payment of the outstanding balance.

NOW THEREFORE, in consideration of the premises, and for other good and valuable consideration, their receipt and sufficiency being hereby acknowledged, the parties hereto do mutually agree as follows:

1. DDM has agreed to reduce the current outstanding balance by fifty percent (50%) to Three Hundred Fourteen Thousand Five Hundred Eighty-Seven Dollars and Fifty Cents ($314,587.50) (the "New Debt"), which New Debt shall be repayable in full as set forth below.

2. On or before August 5, 2005, and each week thereafter until the outstanding balance is fully paid, Epixtar shall pay to DDM a payment in the amount of Fifty Thousand Dollars ($50,000.00); provided, however, that the final payment shall be in the amount of Fourteen Thousand Five Hundred Eighty-Seven Dollars and Fifty Cents ($14,587.50).

3. In the event Voxx Corporation and its subsidiaries is cash flow positive, exclusive of debt or equity financing, during any thirty (30) day period through December 12, 2005 and for the month of December 2005, an additional lump sum in the amount of Three Hundred Fourteen Thousand Five Hundred Eighty-Seven and Fifty Cents ($314,587.50) shall be paid to DDM. Such payment will be made on or before January 15, 2006.

4. DDM and Epixtar have mutually agreed to execute a Broker Agreement, effective August 1, 2005 and incorporated by reference into this Agreement, which shall supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the transactions provided for therein.

5. The Parties agree that this Agreement sets forth the entire understanding of the parties hereto and supersedes all prior oral and written agreements between the parties relative to the subject matter hereof and merges all prior and contemporaneous discussions between them. Neither party shall be bound by any condition, representation, warranty, covenant or provision other than as expressly stated in or contemplated by this Agreement, unless hereafter set forth in a written instrument executed by such party. This Agreement may only be amended, modified or supplemented if done so in writing and signed by an authorized representative of each party hereto.

6. Each of the following, if uncured within the applicable time period set forth below, shall constitute an "Event of Default" under this Agreement:

(v) failure of the Epixtar to make any payment under this Agreement when due; or

(vi) any assignment for the benefit of Epixtar's creditors or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Epixtar, any of which are not dismissed within sixty (60) days.

7. Epixtar shall have ten (10) business days after receipt of written notice from DDM of an Event of Default in which to cure the stated Event of Default. If Epixtar cures the stated Event of Default within the allotted ten (10) day cure period, the cured Event of Default will be deemed to have not occurred. Interest shall not be applicable in the event a late payment is made.

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8. Notwithstanding Section 5 of this Agreement, or anything else herein to the contrary, upon the occurrence of an Event of Default by Epixtar hereunder that remains uncured for any applicable cure period, this Agreement shall immediately become null and void and the terms of the Note and all related documents shall be reinstated in full force and effect without the need for any further action by the parties.

9. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflict of law principles. The parties agree that any and all disputes arising out of or related to this Agreement shall be litigated and heard exclusively in the United States District Court for the Southern District of Florida located in Miami-Dade County, Florida. The parties agree that all discovery in such litigation shall occur only in Miami-Dade County, Florida. If a party institutes any action or proceeding against the other party relating to the provisions of this Agreement or any default hereunder, the unsuccessful party in such action or proceeding will reimburse the successful party therein for the reasonable expenses of attorneys' fees and disbursements incurred by the successful party.

10. This Agreement shall be binding on the parties hereto and their respective successors and assigns.

11. The rule of construction that a written Agreement be construed against the party preparing or drafting such Agreement shall specifically not be applicable in the interpretation of this Agreement and any documents executed and delivered pursuant to or in connection with this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EPIXTAR INTERNATIONAL CONTACT                        DDM CONSULTING, INC.
CENTER GROUP, INC.


By _________________________                         By ________________________

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